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April 22, 2013

Board of Directors
Union Security Life Insurance Company of New York
212 Highbridge Street, Suite D
Fayetteville, NY 13066

Re:	Union Security Life Insurance Company of New York
File no. 333-166461

Ladies and Gentlemen:

I am Secretary of Union Security Life Insurance Company of New York (the “Company”), a New York insurance company and have acted as counsel to the Company in connection with the registration of securities in the form of certain modified guaranteed annuities (the “Contracts”) under the Securities Act of 1933, as amended, pursuant to Post-Effective Amendment No. 5 to the Company’s abovementioned Registration Statement on Form S-1 (the “Registration Statement”). I am furnishing this opinion letter to you at the Company’s request to enable the Company to fulfill the requirements of Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K of the U.S. Securities and Exchange Commission (the “Commission”). In connection with my opinion, I have examined such documents (including the Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1.                 The Company is a corporation validly existing as a stock life insurance company under the laws of New York and is duly authorized by the Insurance Department of the State of New York to issue the Contracts.

2.                 To my knowledge, the forms of the Contracts that will be issued by the Company have been filed in states where they are eligible for approval and, when issued as contemplated by the Registration Statement, the Contracts will be valid and binding obligations of the Company.

I have relied as to certain matters on information obtained from public officials, officers of the Company, the administrator of the Contracts and other sources belived by me to be responsible. This opinion letter is provided to the Company for its use solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. No opinion may be implied or inferred beyond those expressly stated above. This opinion letter is rendered as of the date hereof, and I have no obligation to update this opinion letter.

Sincerely,

/s/ Stephen W. Gauster

Stephen W. Gauster
Secretary
Union Security Life Insurance Company of New York